                                                                    EXHIBIT 4(d)




                          STATE OF DELAWARE

                    OFFICE OF THE SECRETARY OF STATE               PAGE 1

                   ---------------------------------


       I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

DESIGNATION OF "INDENET, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF

AUGUST, A.D. 1995, AT 9 O'CLOCK A.M.













                                            Edward Freel
                             [SEAL]         --------------------------------
                                            Edward J. Freel, Secretary of State

                                            AUTHENTICATION:   9270710
                                                      DATE:   08-25-98

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 08/31/1995
                                                          950198676 - 2524991

                       AMENDED CERTIFICATE OF DESIGNATION,

                             RIGHTS AND PREFERENCES

                                     OF THE

                            SERIES B PREFERRED STOCK

                                OF INDENET, INC.


                   ------------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                   ------------------------------------------


         INDENET, INC. (the "Corporation"), a company organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the DGCL, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as the Series B Preferred Stock:

         "RESOLVED, that a separate series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and the amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                                   DESIGNATION
                                       of
                            SERIES B PREFERRED STOCK

         1. Designation and Amount. The shares of one series of Preferred Stock of the Corporation created and authorized hereby shall be designated as "Series B Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock") and the number of shares constituting such series shall be 250,000., par value $.0001 per share.

         2.   Dividends.

         (a) Each holder of record of a share of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor pursuant to the DGCL (the "Legally Available Funds"), mandatory preferential cumulative dividends during each Monthly Dividend Period (as hereinafter defined) that such share of Series B Preferred Stock is outstanding at a rate determined by multiplying 1% times the Liquidation Preference (as hereinafter defined) of such Series B Preferred Stock. Such dividends shall be payable on the first Business Day (as hereinafter defined) succeeding the last day of the preceding Monthly Dividend Period (each, a "Dividend Payment Date"), commencing July 1, 1995. Such dividends shall be fully cumulative and shall accrue on a monthly basis (whether or not declared) from the first day of each Monthly Dividend Period as to which such dividend may be payable as herein provided to the date on which such Series B Preferred Stock ceases to be outstanding.

         (b) Dividends accrued on the Series B Preferred Stock shall be paid in cash on each Dividend Payment Date, subject to the availability of Legally Available Funds. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment will be distributed among the holders of Series B Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Series B Preferred Stock. If for any reason or no reason for any Monthly Dividend Period all or a portion of the dividends are not paid in cash on or before the Dividend Payment Date next succeeding the Dividend Payment Date on which such dividends were payable, then the rate at which dividends shall be computed shall immediately be increased to 1.5% per month until all accrued but unpaid dividends have been paid in full and such accrued but unpaid dividends shall be added (solely for the purpose of calculating dividends payable on the Series B Preferred Stock) to the Liquidation Preference of the Series B Preferred Stock effective at the beginning of the Monthly Dividend Period succeeding the Monthly Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof ("Additional Dividends") at the rate of 1.5% per month until such unpaid dividends have been paid in full. At such time as all accrued but unpaid dividends have been paid in full at the adjusted rate the dividend rate for future dividends shall return to the initial rate of 1% per month, unless and until the occurrence of a subsequent failure to make in full a monthly dividend payment, at which time the rate of dividends shall immediately be increased in accordance with the preceding sentence.

         (c) Each such dividend shall be paid to the holders of record of shares of Series B Preferred Stock as they appear on the stock register of the Corporation on such record date as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof, which date shall be not more than 30 days nor less than 10 days preceding the Dividend Payment Date relating thereto.

         (d) If dividends are not paid in full or declared in full and sums are not set apart for the payment thereof upon the Series B Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of Series B Preferred Stock and any other preferred stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series B Preferred Stock and such other preferred stock shall bear to each other the same ratio that accumulated dividends per share, including Additional Dividends or accrued dividends, as the case may be, on the shares of Series B Preferred Stock and such other preferred stock shall bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series B Preferred Stock have been paid or declared in full and set aside for payment, no dividends or other distribution shall be declared or paid upon the Common Stock of the Corporation or any such other capital stock of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to distribution or liquidation rights nor shall shares of any such capital stock be redeemed or purchased by the Corporation or any subsidiary thereof, nor shall any money be paid to or made available for a sinking fund for redemption or purchase of any shares of capital stock ranking junior to or on a parity with the Series B Preferred Stock as to distribution or liquidation rights until all cumulative dividends on the Series B Preferred Stock shall have been paid and the dividend for the then current Monthly Dividend Period shall have been paid or declared and sufficient funds set aside for payment thereof.

         (e) Notwithstanding anything to the contrary contained herein, upon any conversion pursuant to either Section 3 or Section 4 hereof of the Series B Preferred Stock, all accrued and unpaid dividends on the Series B Preferred Stock to and until the date of such conversion shall be due and payable.

         (f)  The following terms shall have the meanings as set forth below:

         "Business Day" means any day other than a Saturday, Sunday or any day on which the New York Stock Exchange is closed.

         "Monthly Dividend Period" means the period from the first day through the last day of each calendar month, provided that the first Monthly Dividend Period shall mean the period commencing the day shares of Series B Preferred Stock are originally issued and ending on July 31, 1995.

         3.   Conversion At Option of Corporation.

         (a) General. Provided that the conditions set forth in Section 3(b) shall be satisfied, at the option of the Corporation, upon giving the notice provided in Section 3(d) below, as of the Effective Date (as hereinafter defined) the Series B Preferred Stock shall be converted in whole or in part into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying (i) the Applicable Conversion Rate (determined as provided in Section 3(c)) times (ii) the number of shares of Series B Preferred held by such holder which are being converted.

         (b) Conditions. No shares of Series B Preferred Stock shall be converted into Common Stock pursuant to Section 3(a) unless each of the following conditions shall be satisfied as of the Effective Date:

         (i)  Immediately prior to authorizing any conversion pursuant to this
Section 3 of the Corporation, by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Series B Preferred Stock payable on the Effective Date in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the Series B Preferred Stock as of the Effective Date.

         (ii) The issuance to the holders of Series B Preferred Stock of all shares of Common Stock upon conversion of the Series B Preferred Stock pursuant to Section 3(a) shall have been registered or the resale of such common stock shall have been registered under a currently effective registration statement under the Securities Act of 1933, as amended, and either registered under all applicable securities or blue sky laws of any state in which a holder resides or such issuance shall be exempt from the registration provisions of such applicable state securities laws.

         (iii) The Common Stock shall be (a) listed for trading on either the American Stock Exchange or (b) the New York Stock Exchange, or (c) quoted on NASDAQ (the "Market Price") and on the date of the notice of the conversion, the stock shall have traded at or above $5.00 per share.

         (c) Applicable Conversion Rate. The conversion rate in effect at any time for the conversion of the Series B Preferred Stock pursuant to this Section 3 (the "Applicable Conversion Rate") shall be one share of common stock for each share of Series B Preferred Stock converted.

         (d) Notice of Conversion. At least 30 days but not more than 60 days prior to the date fixed for the conversion of shares of the Series B Preferred Stock pursuant to Section 3(a), written notice of such conversion shall be mailed to each holder of record of shares of Series B Preferred Stock to be converted in a postage prepaid envelope addressed to such holder at such holder's post office address as shown on the records of the Corporation. Each such notice shall state: (i) the effective date of such conversion (the "Effective Date"); (ii) the number of shares of Series B Preferred Stock to be converted and, if less than all shares held by such holder are to be converted, the method of calculating such number; (iii) the Applicable Conversion Rate;
(iv) the place or places where certificates for such shares are to be surrendered in exchange for a certificate or certificates representing the Common Stock into which the shares of Series B Preferred Stock are to be converted (the "Conversion Shares"); and (v) that dividends on the shares to be converted shall cease to accrue on the Effective Date of the conversion. On or after the Effective Date each holder of shares of Series B Preferred Stock to be converted shall present and surrender such holder's certificate or certificates for such shares of Series B Preferred Stock to the Corporation at the place designated in such notice. As promptly as practicable after the Effective Date, the Corporation shall issue and deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock in accordance with the provisions of this
Section 3 and cash as provided in Section 3(f), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Effective Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates being surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which are not converted. From and after the Effective Date, all dividends on the shares of Series B Preferred Stock designated for conversion in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive a certificate or certificates for Conversion Shares and the right to receive the accrued and unpaid dividends up to the Effective Date and any cash in payment of fractional shares, without interest, upon the surrender of certificates representing the Series B Preferred Stock, shall cease and terminate and such shares shall not be deemed to be outstanding for any purpose whatsoever. A notice hereunder shall be deemed to be given on the date it is deposited in first class United States mail in a sealed envelope, postage prepaid.

         (e) Selection of Shares to be Converted. If less than all of the shares of Series B Preferred Stock are to be converted, the Board of Directors of the Corporation shall allocate the aggregate Liquidation Preference of shares to be converted pro rata (or as nearly pro rata as practicable) or by lot at the direction of the Board of Directors of the Corporation. Regardless of the method used, the calculation of the number of shares to be converted shall be based upon whole shares, such that the Corporation shall in no event be required to issue fractional shares of Series B Preferred Stock or cash in lieu thereof.

         (f) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock pursuant to this Section 3. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Effective Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

         4.   Conversion At the Option of Holder.

         (a)  General. Subject to and in compliance with the provisions of this
Section 4, at any time after July 1, 1997, the shares of the Series B Preferred Stock may at the option of the holder be converted at any time and from time to time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled to receive upon conversion pursuant to this Section 4 shall be the product obtained by multiplying (i) the Applicable Conversion Rate (determined as provided in Section 4(c)) by the number of shares of Series B Preferred Stock being converted at any time.

         (b) Notwithstanding Section 4(a) above (more particularly the July 1, 1997 date), should the Corporation be in default at any time in the payment of dividends or Additional Dividends and the holder has given notice of default and the Corporation remains in default for thirty (30) days after notice, then the holder may immediately, at its option, convert all or any part of its Series B Preferred Stock to common stock in accordance with Section 4(a) hereinabove.

         (c) Applicable Conversion Rate. The conversion rate in effect at any time for the conversion of the Series B Preferred Stock pursuant to this Section 4 (the

"Applicable Conversion Rate") shall be the quotient obtained by dividing (i) the Liquidation Preference of the Series B Preferred Stock plus any accrued but unpaid dividends and Additional Dividends by (ii) the Applicable Conversion Value (as defined in the next sentence). The "Applicable Conversion Value" in the case of conversions pursuant to this Section 4 means the average of the Market Prices of the Common Stock for the period of the 20 consecutive Business Days on which the Common Stock was traded ending on the Business Day immediately preceding (but not including) the date the notice referred to in Section 4(d) is deemed given or $3. per common share, whichever is less.

         (d) Exercise of Conversion Privilege in Accordance with Section 4(a) Absent a Default by the Corporation.

              To exercise its conversion privilege, a holder of Series B Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. A notice hereunder shall be deemed to be given on the date it is deposited in first class United States mail in a sealed envelope, postage prepaid. The date when such written notice is received by the Corporation, together with the certificate(s) representing the shares of Series B Preferred Stock being converted, shall be the "Conversion Date". Any voluntary conversion of Series B Preferred Stock by any holder shall be for at least 100 shares of Common Stock. As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section 4, and cash, as provided in
Section 4(e), in respect of any fraction of a share of Common Stock issuable upon such conversion.

         (e) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock pursuant to this Section 4. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

         (f) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

         (g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (h) Option to Purchase Common Stock in Satisfaction of Accrued But Unpaid Dividends

              In the event the holder exercises its option in accordance with
Section 4(b) to purchase common stock, the purchase price shall be paid by the holder's agreement to the cancellation of an amount of accrued but unpaid dividends on the Series B Preferred Stock equal to the aggregate purchase price of the shares of Common Stock purchased. Notwithstanding anything to the contrary contained herein, no holder may exercise any option hereunder to the extent that the purchase price for shares of Common Stock to be purchased pursuant thereto exceeds the amount of Legally Available Funds for the payment of dividends.

         (i) Exercise of Option. To exercise its option under Section 4(b), a holder of Series B Preferred Stock shall give written notice to the Corporation at the principal office of the Corporation that such holder elects to exercise its option. A notice under Section 4(b) shall be deemed to be given on the date it is deposited in first class United States mail in a sealed envelope, postage prepaid.

         (j) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuing shares of the Series B Preferred Stock upon exercise of options pursuant to Section 5(h), such number of its shares of Common Stock as shall from time to time be sufficient to issue the maximum number of shares of Common Stock issuable upon exercise of such options, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue the maximum number of shares of Common Stock issuable upon exercise of such options, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         5.   Voting Rights.

         (a) The holders of Series B Preferred Stock shall not, except as required by law or as otherwise set forth herein, have any right or power to vote on any question in any proceeding or to be represented at, or to receive notice of, any meeting of the Corporation's stockholders. On any matters on which the holders of the Series B Preferred Stock shall be so entitled to vote, they shall be entitled to one vote for each share held.

         (b) So long as any shares of the Series B Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of a majority of all of the outstanding shares of Series B Preferred Stock (given in person or by proxy, at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Series B Preferred Stock voting as a class and with each share of Series B Preferred Stock having one vote) shall be necessary for (i) authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of this Certificate of Designation or of any amendment thereto, or of any resolution or resolutions providing for the issue of any stock, that would have an adverse effect on the designations, rights, preferences or privileges of shares of Series B Preferred Stock or (ii) the creation of any class or series of capital stock ranking prior to the Series B Preferred Stock with respect to rights to receive dividends, redemption payments or distributions upon liquidation or winding up of the Corporation.

         (c) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of Series B Preferred Stock (i) in connection with any increase in the total number of authorized or issued shares of Common Stock, or (ii) in connection with the authorization or increase or issuance of any class or series of capital stock ranking on parity with or junior to the Series B Preferred Stock as to dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation. Nothing herein contained shall in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures, and other obligations, or to incur indebtedness to banks and to other lenders.

         6. Priority of Series B Preferred Stock in Event of Liquidation or Dissolution.

         In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of Three Dollars ($3.00) in cash for each share of Series B Preferred Stock (the "Liquidation
Preference"), plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution of any kind shall be made to the holders of the Common Stock of the Corporation or any other stock ranking (as to any such distribution) junior to the Series B Preferred Stock. In the event of any involuntary or voluntary liquidation, dissolution or winding up the affairs of the Corporation, the Corporation by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Series B Preferred Stock payable on the date of distribution before any distribution is made to any holder of any series of preferred stock or common stock or any other stock of the Corporation ranking junior to the Series B Preferred Stock as to liquidation, dissolution or winding up, in an amount equal to any accrued and unpaid dividends on the Series B Preferred Stock as of such date. If the Corporation does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such liquidation, any remaining accrued and unpaid dividends shall be added to the payment to be received by the holders of the Series B Preferred Stock for such Series B Preferred Stock in such liquidation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of any series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock shall be insufficient to permit the payment in full to the holders of all such series of preferred stock of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the Series B Preferred Stock and all series of the preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Except as otherwise provided in this
Section 5, holders of Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         For the purposes of this Section 6, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         7. Ranking of Series B Preferred Stock. Except with respect to the Series A Preferred Stock which shall be superior to this Series B and except as permitted in accordance with Section 5(b), with regard to rights to receive dividends, mandatory redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank prior to any other equity securities of the Corporation, including all classes of the Common Stock, $.001 par value per share, of the Corporation.

         RESOLVED, FURTHER, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151(g) of the Delaware General Corporation Law. No shares of the Series B Preferred Stock have been issued.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed on its behalf, this 30th day of August, 1995.

                                        INDENET, INC.

                                        By:      Robert W. Lautz, Jr.
                                            -------------------------------
                                            Robert W. Lautz, Jr., President
                                            and Chief Executive Officer

Attest:



Lewis K. Eisaguirre
------------------------------
Lewis K. Eisaguirre, Secretary

STATE OF NEW YORK,
COUNTY OF NEW YORK.


         BE IT REMEMBERED, that on this 30th day of August, 1995, before me the subscriber, a notary public, personally appeared Lewis K. Eisaguirre who, being by me duly sworn on his oath, doth depose and make proof to my satisfaction, that he is the Secretary of IndeNet Inc., the corporation named in the within instrument; that Robert W. Lautz, Jr. is the President and Chief Executive Officer of said corporation; that the execution, as well as the making of this instrument, has been duly authorized by a proper resolution of the board of directors of said corporation; that deponent well knows the corporate seal of said corporation; and the seal affixed to said instrument is such corporate seal.


                                             Lewis K. Eisaguirre,
                                             ------------------------------
                                             Lewis K. Eisaguirre, Secretary



Sworn to and subscribed before me,
the date aforesaid


Ellen M. Walker
-----------------------
Notary Public



        ELLEN M. WALKER
NOTARY PUBLIC, STATE OF NEW YORK
        NO. 31-4709400
  QUALIFIED IN NEW YORK COUNTY
COMMISSION EXPIRES OCTOBER 31, 1995